EXHIBIT 99.2

                        NEWS

Veeco Instruments Inc., 100 Sunnyside Boulevard, Suite B, Woodbury, New York 11797. Tel. 1 516-677-0200 Fax. 1 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact: Debra Wasser, SVP Investor Relations & Corporate Communications, 1 516-677-0200 x1472

Media Contact:  Fran Brennen, Senior Director Marcom, 1 516-677-0200 x1222

VEECO ANNOUNCES FOURTH QUARTER AND
YEAR-END 2006 FINANCIAL RESULTS

WOODBURY, NY, February 12, 2007 — Veeco Instruments Inc. (Nasdaq: VECO) today announced its financial results for the fourth quarter and full-year ended December 31, 2006. Veeco reports its results on a generally accepted accounting principles (“GAAP”) basis, and also provides results excluding certain items.  Investors should refer to the attached table for further details of the reconciliation of GAAP operating income to earnings excluding certain items.

Fourth Quarter 2006 Highlights

•                  Revenue was $123.1 million, a 9% increase over the $112.8 million reported in the fourth quarter of 2005, in line with guidance.

•                  Bookings were $109.1 million, up 6% from the $102.7 million reported in the fourth quarter of 2005, at the low end of Veeco’s guidance, due to a pause in data storage capital equipment purchases, partially offset by strength in HB-LED/wireless and scientific research.

•                  Earnings before interest, taxes, amortization, excluding certain charges (EBITA), were $14.3 million, up 20% from the fourth quarter of 2005.

•                  Net income was $7.6 million, or $0.24 per share (GAAP), compared to net income of $2.7 million, or $0.09 per share, last year, significantly above Veeco’s guidance.

•                  Excluding certain items, earnings per share were $0.28 compared to $0.22 last year, significantly above Veeco’s guidance.

Full Year 2006 Highlights

•                  Revenue was $441.0 million, an 8% increase over the $410.2 million reported in 2005.

•                  Bookings were $493.8 million, up 22% from the $404.8 million reported in 2005.

•                  Earnings before interest, taxes, amortization, excluding certain charges (EBITA), were $39.7 million, an increase of 38% from prior year.

•                  Net income was $14.9 million, or $0.48 per share (GAAP), compared to net loss of ($0.9) million, or ($0.03) per share, last year.

•                  Excluding certain items, earnings per share were $0.74 versus $0.46 last year, a 61% increase.

Edward H. Braun, Veeco’s Chairman and Chief Executive Officer, commented, “Veeco’s fourth quarter results included increases in revenue (up 9%), gross margins (up 120 basis points to 44.5%), EBITA (up 20% to $14.3 million) and net income (up 184% to $7.6 million) from the prior year. Our fourth quarter orders were $109 million, at the low end of Veeco’s guidance, due to a slowdown in data storage orders partially offset by strength in HB-LED/wireless and scientific research. We continue to benefit from a diverse market strategy.”

Mr. Braun added, “We are pleased that Veeco’s 2006 results included increases in revenue (up 8%), orders (up 22%) and profit (EBITA up 38%).  2006 was a growth year, with continued gross margin improvement and increased cash on our balance sheet. Strong revenue growth was experienced in data storage (up 10%) and HB-LED/wireless (up 42%) in 2006. Veeco has a rich pipeline of new products tied to our customers’ technology roadmaps in data storage, HB-LED/wireless, semiconductor and scientific research, which we currently expect will lead to 2007 revenue growth.”

Fourth Quarter 2006 Summary

Veeco’s revenues for the fourth quarter of 2006 were $123.1 million, compared to $112.8 million in the fourth quarter of last year. Fourth quarter 2006 operating income was $10.2 million, compared with operating income of $6.7 million in the fourth quarter of 2005.  Veeco’s fourth quarter 2006 EBITA was $14.3 million, compared to $11.9 million in the fourth quarter of last year.  Fourth quarter net income was $7.6 million, or $0.24 per share, compared to net income of $2.7 million, or $0.09 per share, in the fourth quarter of 2005.  Excluding certain charges in 2005 and amortization in both periods, and using a 35% tax rate, fourth quarter 2006 earnings were $0.28 per share, compared to earnings per share of $0.22 in 2005.  Details of revenues and bookings appear in the following tables.

Q4 2006 Revenues

Segment Analysis	$ Millions	%	Market Analysis	%	Regional Analysis	%
Process Equipment	$77.0	63%	Data Storage	37%	North America	33%
			Semiconductor	15%	Europe	16%
Metrology	46.1	37%	HB-LED/wireless	22%	Japan	19%
			Scientific Research	26%	APAC	32%
Total	$123.1	100%	Total	100%	Total	100%

Q4 2006 Bookings

Segment Analysis	$ Millions	%	Market Analysis	%	Regional Analysis	%
Process Equipment	$62.1	57%	Data Storage	20%	North America	28%
			Semiconductor	18%	Europe	22%
Metrology	$47.0	43%	HB-LED/wireless	28%	Japan	15%
			Scientific Research	34%	APAC	35%
Total	$109.1	100%	Total	100%	Total	100%

Veeco’s fourth quarter book-to-bill ratio was .89 to 1.0.

Full Year 2006 Summary

Veeco’s 2006 revenues were $441.0 million, compared to $410.2 million in 2005.  2006 operating income  was $22.5 million, compared to $11.1 million last year. Veeco’s 2006 EBITA was $39.7 million, compared to $28.8 million last year.  2006 net income was $14.9 million, or $0.48 per share, compared to a net loss of ($0.9) million, or ($0.03) per share, last year.  Excluding amortization and certain charges and gains, and using a 35% tax rate, 2006 earnings per share were $0.74 compared to earnings per share of $0.46 in the same period last year.  Details of revenues and bookings appear in the following tables.

2006 Revenues

Segment Analysis	$ Millions	%	Market Analysis	%	Regional Analysis	%
Process Equipment	$268.9	61%	Data Storage	42%	North America	33%
			Semiconductor	13%	Europe	16%
Metrology	$172.1	39%	HB-LED/wireless	20%	Japan	13%
			Scientific Research	25%	APAC	38%
Total	$441.0	100%	Total	100%	Total	100%

2006 Bookings

Segment Analysis	$ Millions	%	Market Analysis	%	Regional Analysis	%
Process Equipment	$314.7	64%	Data Storage	42%	North America	33%
			Semiconductor	13%	Europe	13%
Metrology	$179.1	36%	HB-LED/wireless	23%	Japan	12%
			Scientific Research	22%	APAC	42%
Total	$493.8	100%	Total	100%	Total	100%

Veeco’s 2006 book-to bill ratio was 1.12 to 1.00.

Outlook

Veeco currently expects revenues to be in the range of $95-105 million for the first quarter of 2007, with earnings per share currently forecasted to be between ($0.10) - $0.03 on a GAAP basis and $0.02-$0.10 on a non-GAAP basis (excluding amortization of $4.0 million and using a 35% tax rate). Veeco currently expects that its first quarter 2007 bookings will be flat ($110 million +/- 5%) compared with the fourth quarter of 2006.

Mr. Braun commented, “We expect 2007 revenue growth to be driven by continued industry technology investments in our core markets (data storage, semiconductor, HB-LED/wireless and scientific research), new Veeco product introductions in both our Process Equipment and Metrology groups and a recovery in data storage.”

Veeco will host a conference call reviewing these results at 5:00PM ET today at at 1-800-500-0177 (toll free) or 1-719-457-2679.  The call will also be webcast live on the Veeco website at www.veeco.com.   A replay of the call will be available beginning at 8:00 pm ET tonight through midnight on February 26, 2007 at 888-203-1112 or 719-457-0820, using passcode 4528847, or on the Veeco website.

About Veeco

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide data storage, semiconductor, HB-LED/wireless and scientific research markets. Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com/.

To the extent that this news release discusses expectations about market condition, market acceptance and future sales of Veeco’s products, Veeco’s future financial performance, future disclosures, or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include the challenges of continuing weakness in end market conditions and the cyclical nature of the semiconductor, data storage, HB-LED wireless and scientific research markets, risks associated with integrating acquired businesses and the acceptance of new products by individual customers and by the marketplace and other factors discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K . Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

- financial tables attached -

Veeco Instruments Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	(Unaudited)
	2006	2005	2006	2005

Net sales	$123,112	$112,847	$441,034	$410,190
Cost of sales	68,325	63,967	246,910	236,090
Gross profit	54,787	48,880	194,124	174,100

Costs and expenses:
Selling, general and administrative expense	24,488	21,851	93,110	84,667
Research and development expense	16,371	15,307	61,925	60,382
Amortization expense	4,016	4,029	16,045	16,583
Merger and restructuring expense	—	1,165	—	1,165
Write-off of purchased in-process technology	—	—	1,160	—
Other (income) expense, net	(329)	(148)	(572)	237

Operating income	10,241	6,676	22,456	11,066

Interest expense, net	685	1,648	4,268	7,568
Gain on extinguishment of debt	—	—	(330)	—

Income before income taxes and noncontrolling interest	9,556	5,028	18,518	3,498

Income tax provision	2,081	2,340	4,959	4,395
Noncontrolling interest	(151)	—	(1,358)	—
Net income (loss)	$7,626	$2,688	$14,917	$(897)

Income (loss) per common share:
Net income (loss) per common share	$0.25	$0.09	$0.49	$(0.03)
Diluted net income (loss) per common share	$0.24	$0.09	$0.48	$(0.03)

Weighted average shares outstanding	30,859	30,002	30,492	29,921
Diluted weighted average shares outstanding	31,185	30,264	31,059	29,921

Veeco Instruments Inc. and Subsidiaries
Reconciliation of operating income to earnings excluding certain items
(In thousands, except per share data)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006		2005

Operating income	$10,241	$6,676		$22,456		$11,066

Adjustments:

Amortization expense	4,016	4,029		16,045		16,583

Merger and restructuring expense	—	1,165	(1)	—		1,165	(1)

Write-off of purchased in-process technology	—	—		1,160	(2)	—

Earnings before interest, income taxes and amortization excluding certain items (“EBITA”)	14,257	11,870		39,661		28,814

Interest expense, net	685	1,648		4,268		7,568

Gain on extinguishment of debt	—	—		(330)	(3)	—

Adjustment to exclude gain on extinguishment of debt	—	—		330		—

Earnings excluding certain items before income taxes	13,572	10,222		35,393		21,246

Income tax provision at 35%	4,750	3,578		12,388		7,436

Earnings excluding certain items	$8,822	$6,644		$23,005		$13,810

Earnings excluding certain items per diluted share	$0.28	$0.22		$0.74		$0.46

Diluted weighted average shares outstanding	31,185	30,264		31,059		30,144

(1) The $1.2 million merger and restructuring charge for the fourth quarter and year ended December 31, 2005 consisted of personnel severance costs.

(2) During 2006, the Company purchased a 19.9% interest in Fluens Corporation.  During the third quarter of 2006, the Company finalized its purchase accounting for Fluens determining that Fluens is a variable interest entity and the Company is its primary beneficiary as defined by FIN46(R).  As such, the Company has consolidated the results of Fluens’ operations from the acquisition date.  As part of that acquisition, the Company acquired $1.2 million of in-process technology, which was written off as of the acquisition date.

(3) During the first quarter of 2006, the Company repurchased $20.0 million aggregate principal amount of its 4.125% convertible subordinated notes.  As a result of this repurchase, the amount of convertible subordinated notes outstanding was reduced to $200.0 million, and the Company recorded a gain from the early extinguishment of debt in the amount of $0.3 million.

NOTE - The above reconciliation is intended to present Veeco’s operating results, excluding certain items and providing income taxes at a 35% statutory rate. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on EBITA, which is the primary indicator used by management to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.

Veeco Instruments Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$147,046	$124,499
Accounts receivable, net	86,589	89,230
Inventories, net	100,355	88,904
Prepaid expenses and other current assets	9,378	9,640
Deferred income taxes	2,565	2,870
Total current assets	345,933	315,143

Property, plant and equipment, net	73,510	69,806
Goodwill	100,898	99,622
Other assets, net	69,259	83,289
Total assets	$589,600	$567,860

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$40,588	$31,289
Accrued expenses	48,714	51,169
Deferred profit	251	537
Income taxes payable	2,723	2,123
Current portion of long-term debt	5,597	375
Total current liabilities	97,873	85,493

Deferred income taxes	2,423	1,048
Long-term debt	203,607	229,205
Other non-current liabilities	2,304	3,527
Total non-current liabilities	208,334	233,780

Noncontrolling interest	1,642	—

Shareholders’ equity	281,751	248,587
Total liabilities and shareholders’ equity	$589,600	$567,860